Exhibit 3.71

                        ARTICLES OF INCORPORATION OF
                       JERRY GLEASON CHEVROLET, INC.

                                 ARTICLE I

         The name of the corporation hereby incorporated is JERRY GLEASON CHEVROLET, INC.

                                ARTICLE II

         The address of its initial registered office in the State of Illinois is 105 West Adams Street, in the City of Chicago (60603), County of Cook, and the name of its initial Registered Agent at said address is William P. Rosenthal.

                                ARTICLE III

         The duration of the corporation is perpetual.

                                 ARTICLE IV

         The purpose or purposes for which the corporation is organized are:

To engage in the business of purchasing, acquiring, owning, leasing, selling, transfer ring, encumbering, generally dealing in, repairing, renovating, and servicing all types of new and used automobiles, trucks, and other motor vehicles and any parts or accessories used in connection therewith; and the purchasing, acquiring, owning, selling and generally dealing in all types of supplies used by all types of motor vehicles.

To render services in connection with storage of automobiles and to store the same, and to perform all services necessary and incidental to such storage, including the selling and supplying of gasoline, oil and other petroleum products, automobile accessories, electrical appliances and equipment.

To establish or acquire, or acquire interests in or control of, by purchase, investment, affiliation, assumption of liabilities or otherwise, the types of businesses dealing with motor vehicles and other automotive equipment, to finance or assist in financing the establishment, development and operation thereof; and to supervise, oversee and assist in the management and operation thereof.

To act as an insurance agent or insurance broker in soliciting, receiving and placing applications for fire, casualty, plate glass, boiler, elevator, public liability, theft, health, burglary, rent, marine, credit and life insurance and all other kinds of insur ance whatsoever; to collect premiums on insurance policies and to transact such other business as may be delegated by the insurers; and to engage in, and conduct, a general insurance agency and insurance brokerage business with all powers inciden tal thereto.

To acquire, own, use, convey and otherwise dispose of and deal in real property of any interest therein.

To do such other things as are incidental, proper, or necessary to the operation of the business, or to the carrying out of any or all of the purposes, including compliance with all applicable sections of the Illinois Motor Vehicle Code.

                                 ARTICLE V


PARAGRAPH 1: The aggregate number of shares which the corporation is autho rized to issue is 1,000,000, divided into one class. The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

             Series      Number of  Par value per share or statement that shares
Class       (If any)       Shares              are without par value

Common        --         1,000,000               Without par value

PARAGRAPH 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:

                                 ARTICLE VI

         The class and number of shares which the corporation proposes to issue without further report to the Secretary of State, and the consideration (expressed in dollars) to be received by the corporation therefor, are:

                                                      Total consideration to be
 Class of shares          Number of shares               received therefor:

     Common                    200,000                      $200,000.00
                                                             $

                                ARTICLE VII

         The corporation will not commence business until at least one thousand dollars has been received as consideration for the issuance of shares.

                                ARTICLE VIII

         The number of directors to be elected at the first meeting of the shareholders is two (2).


                                 ARTICLE IX


PARAGRAPH 1: It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be $__________.

PARAGRAPH 2: It is estimated that the value of the property to be located within the State of Illinois during the following year will be $__________.

PARAGRAPH 3: It is estimated that the gross amount of business which will be transacted by the corporation during the following year will be $__________.

PARAGRAPH 4: It is estimated that the gross amount of business which will be transacted at or from places of business in the state of Illinois during the following year will be $__________.